Exhibit 99.01

FOR IMMEDIATE RELEASE

Versant Contact:

Jochen Witte

Chief Executive Officer and
Chief Financial Officer

Versant Corporation

1-800-VERSANT

510-789-1500

Versant IR Contact:

Scott Liolios

Liolios Group, Inc.

949-574-3860

scott@liolios.com

Versant Announces Record Quarterly Net Income of $776,000

Earnings per Share of $0.22

Fremont, California, March 1, 2006 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management, today announced its operating results for the first fiscal quarter ended January 31, 2006.

Versant reported revenues of $4.6 million from continuing operations and net income of $776,000 for the first quarter ended January 31, 2006, which resulted in earnings of $0.22 per share for the quarter. The quarter’s net income represents the Company’s highest quarterly net income since its initial public offering in July of 1996.

“The results of operations in the first quarter of 2006 clearly exceeded our expectations,” said Jochen Witte, CEO of Versant Corporation. “We are optimistic that we can meet or exceed our net income target for fiscal 2006, which was estimated at between $1.6 million to $2.0 million in our Q4 earnings release inclusive of any WebSphere related income. Increased license revenues and reduced expenses (due to our 2005 restructuring plan) compared to our preceding fiscal quarter contributed to our record level of profitability.”

On February 1, 2006, Versant completed the sale of the assets associated with its WebSphere consulting practice, which provided consulting and training services to end-users of IBM’s WebSphere® application server software. As announced in its February 7, 2006 press release, the WebSphere assets were sold for an up-front cash payment of $500,000 plus potential earn-out payments over the next eight quarters.

Because the WebSphere transaction met the criteria of a long-lived asset (disposal group) held for sale at the end of the first quarter ended January 31, 2006, in accordance with generally accepted accounting principles, Versant has, in the attached financial statements, reflected the results of operations of the WebSphere consulting practice for the quarters ended January 31, 2006, October 31, 2005 and January 31,

2005, as discontinued operations. Therefore, reported revenues for these quarters no longer include revenue from the WebSphere consulting practice. The results from the discontinued WebSphere operations, however, are reported as gain or loss from discontinued operations, net of income taxes. The WebSphere sale transaction itself will be reflected in the quarter ending April 30, 2006, and potential earn-out payments will be recognized if and when achieved during the remainder of fiscal 2006 and beyond.

The decrease in license revenues from $3.5 million for the first quarter ended January 31, 2005 to $2.5 million for the quarter ended January 31, 2006 was largely due to a single transaction that contributed approximately $1.7 million of revenue during the quarter ended January 31, 2005 and that was only partially offset by other transactions in the quarter ended January 31, 2006.

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software. Using Versant’s solutions, customers cut hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant’s solutions are deployed in a wide array of industries including telecommunications, financial services, transportation, manufacturing, and defense. With over 50,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as Ericsson, Verizon, Sagem, US Government, and Financial Times.  For more information, call 510-789-1500 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include the statements regarding our current targets for net income in fiscal 2006, our expectations regarding our achieving or exceeding these net income targets and our expectations of the receipt of contingent earn-out payments from the sale of the WebSphere consulting practice assets.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties.  There are many important factors that could cause our actual results to differ materially from those anticipated in the forward-looking statements. These risks and uncertainties include, without limitation; the inability to achieve revenue expectations or net income as a result of delays in the sales cycle for our products and services, changing market demands or perceptions of our products and technologies, the performance of our resellers and the impact of our recent restructuring on our organization; the possibility that existing value added resellers may not remain committed to our software or that their sales activity may not keep pace with their historical results; that future sales levels will not meet expectations or may be delayed; adverse impacts on the prices we charge for our products and services due to competitive conditions; the impact of potentially reduced cash flows as a result of the sale of our WebSphere consulting practice; the impact of potential sales losses to customers not within our core database management business; the uncertainty as to the impact and duration of the current market reductions in corporate IT spending; the possibility that additional restructuring actions or similar events may be required, resulting in charges that would adversely affect net income or increase net loss; and the company’s ability to successfully manage its costs and operations and maintain adequate working capital. The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Additional information concerning factors that could cause results to differ can be found in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Annual Report on Form 10-KSB for the year ending October 31, 2005 and its Quarterly Reports on Form 10-QSB for the quarters ending January 31, April 30 and July 31, 2005 and its reports on Form 8-K.

Versant is a registered trademark or trademark of Versant Corporation in the United States and/or other countries. All other products are a registered trademark or trademark of their respective company in the United States and/or other countries.

Conference Call Information

Versant will host a teleconference today to discuss the above after markets close. The details for the call are as follows:

Date:	Wednesday March 1, 2006
Time:	1:30 PM Pacific (4:30 PM Eastern)
Dial-in number:	1-877-692-2590
International:	1-973-935-8508
Internet Simulcast: *	http://viavid.net/dce.aspx?sid=00002DE4

*Windows Media Player needed for simulcast. Simulcast is voice only.

Dial in 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting, please call the Liolios Group at (949) 574-3860.

A replay of the conference call will be available until March 08, 2006**

Replay number:  1-877-519-4471

International Replay number:  1-973-341-3080

Replay Pass Code:  7076009

** Enter the playback pass code to access the replay

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	January 31,	October 31,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,916	$3,958
Trade accounts receivable, net	3,704	2,529
Other current assets	691	744
Total current assets	8,311	7,231

Property and equipment, net	450	489
Goodwill	6,720	6,720
Intangible assets, net	1,432	1,512
Other assets	255	294
Total assets	$17,168	$16,246

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$879	$779
Accrued liabilities	2,270	2,667
Deferred revenue	3,539	2,779
Deferred rent	139	136
Total current liabilities	6,827	6,361

Long term restructuring accrual	280	448
Deferred revenue	160	184
Deferred rent	94	128
Variable interest liability	—	137
Total liabilities	7,361	7,258

Stockholders' equity:
Common stock, no par value	94,731	94,755
Deferred stock-based compensation	—	(44)
Other comprehensive income, net	419	396
Accumulated deficit	(85,343)	(86,119)
Total stockholders' equity	9,807	8,988
Total liabilities and stockholders' equity	$17,168	$16,246

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended
	January 31,	October 31,	January 31,
	2006	2005	2005
Revenues:
License	$2,513	$2,056	$3,491
Maintenance	1,633	1,660	1,592
Professional services	479	86	198
Total revenues	4,625	3,802	5,281

Cost of revenues:
License	105	111	56
Amortization of intangible assets	79	79	195
Maintenance	383	353	418
Professional services	333	118	279
Total cost of revenues	900	661	948

Gross profit	3,725	3,141	4,333

Operating expenses:
Sales and marketing	946	990	1,726
Research and development	869	873	1,079
General and administrative	1,053	1,109	1,312
Restructuring	134	138	—
Total operating expenses	3,002	3,110	4,117

Income from operations	723	31	216
Variable interest, net	137	320	—
Other income, net	12	35	81
Income from continuing operations before taxes	872	386	297
Net provision (benefit) for income taxes	83	(31)	45
Net income from continuing operations attributable to common shareholders	$789	$417	$252
Gain (loss) from discontinued operations, net of income taxes	(13)	95	93
Net income	$776	$512	$345

Net income per share:
Basic	$0.22	$0.14	$0.10
Diluted	$0.22	$0.14	$0.10
Shares used in per share calculation:
Basic	3,559	3,554	3,477
Diluted	3,569	3,555	3,520

Non-cash stock-based compensation included in the above expenses:
Cost of revenues	$11	$6	$2
Sales and marketing	8	2	3
Research and development	17	10	4
General and administrative	21	3	17
Total	$57	$21	$26